UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 17, 2008

Las Vegas Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30375	88-0392994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4000 W. Ali Baba Lane Suite D, Las Vegas, Nevada		89118
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	702-871-7111

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On July 17, 2008 Las Vegas Gaming, Inc. (the “Company”) and International Game Technology (“IGT”) executed an agreement (the “Agreement”) whereby IGT advanced $1,500,000 to the Company to fund working capital needs; provided, that the Company will not use such funds in any manner to advance the pending litigation between the Company and IGT.  Pursuant to the Agreement, if the Company and IGT do not execute definitive agreements concerning the potential settlement of previously reported pending litigation between them (the “Potential Settlement”) by August 15, 2008, then on October 30, 2008, the Company will issue to IGT 750,000 shares of common stock and IGT will have a first right of refusal to take an exclusive license from the Company to any and all patents owned or controlled by the Company which have one or more claims covering the Company’s PlayerVision related hardware and firmware.  The first right of refusal will be automatically effective on October 30, 2008 and continue thereafter, with the terms of the exclusive license to be negotiated.  Until it is determined whether IGT will have the first right of refusal, the Company may not license its PlayerVision technology and patents to any third party, other than end users and operators.  If IGT receives the first right of refusal, the Company may not abrogate IGT’s right by licensing to third parties prior to IGT exercising its first right of refusal.  In lieu of issuing the common stock and granting the first right of refusal, the Company will have the option of paying IGT $1,525,000 in immediately available funds on or before October 29, 2008.

The Agreement was entered into pursuant to a non-binding term sheet (the “Term Sheet”), which the Company and IGT executed on July 17, 2008 concerning the Potential Settlement.  The Potential Settlement involves potential licenses of intellectual property and products, software development and access to intellectual property, and a potential investment by IGT in the Company.  The Term Sheet was executed as a negotiation aid, and its terms are not binding on either the Company or IGT.  There is no assurance that the Company and IGT will negotiate and execute and deliver binding agreements with respect to the Potential Settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAS VEGAS GAMING, INC.

Date: July 28, 2008	By:	/s/ Bruce A. Shepard
Bruce A. Shepard Chief Financial Officer